Final pursuant to Rule 433

Registration Statement No. 333-180300-03

June 3, 2013

June 2013	Advisory

Credit Suisse Structured Product Offering List

Please find the indicative terms for our June advisory offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Yield Alternatives

18 Month RTY GDX USO High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be 12.00%* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding interest period and each subsequent interest period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will equal the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547Q3K0	•Expected to be 12.00% p.a. if no Knock-In Event •Otherwise, 1.00% p.a.	Lowest Performing of: Russell 2000® Index, Market Vectors Gold Miners ETF & United States Oil Fund, LP	Approximately 55.00%	n/a			6/28/13	7/3/13	1/5/15

Equity-Linked Alternatives

2 Year SPX RTY GDX Digital Barrier Notes
If a Knock-In Event does not occur, the investor is entitled to receive a payment at maturity based on the Fixed Payment Percentage. If a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying, subject to a maximum of zero.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547Q2U9

• If no Knock-In Event occurs, then a return based on the fixed payment percentage, which is expected to be

[22.00%-24.00%]

• If a Knock-In Event occurs, then a return corresponding to the performance of the Lowest Performing Underlying, subject to a maximum of zero.

		Lowest Performing of: S&P 500® Index, Russell 2000® Index, and the Market Vector Gold Miners ETF	Approximately 55.00%	n/a			6/28/13	7/3/13	7/2/15

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

4 Year SPX RTY Digital-Plus Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of a fixed payment percentage that is expected to be between [40.00% - 45.00%]* and the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
2547Q3M6

• If Final Level > Initial Level of Lowest Performing Underlying, then the greater of [40.00%-45.00%]* and the uncapped percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying.

• If Final Level < Initial Level of Lowest Performing Underlying and no Knock-In Event occurs, then the principal amount.

• If Final Level < Initial Level of Lowest Performing Underlying and Knock-In Event occurs, then negative return corresponding to the depreciation of the Lowest Performing Underlying.

		Lowest Performing of: S&P 500® Index & Russell 2000® Index	Approximately 70.00%	n/a			6/28/13	7/3/13	7/3/17

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.